Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 84 to the Registration Statement on Form N-1A of Fidelity Advisor Series IV: Fidelity Institutional Short-Intermediate Government Fund of our report dated January 8, 2004 and Fidelity Real Estate High Income Fund of our report dated January 23, 2004on the financial statements and financial highlights included in the November 30, 2003 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 28, 2004